U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

W. Bradford Browning
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(Last) (First) (Middle)

c/o InfoNow Corporation, 1875 Lawrence Street, Suite 1100
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(Street)

Denver, CO 80202
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(City) (State) (Zip)


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2. Issuer Name and Ticker or Trading Symbol

InfoNow Corporation  INOW
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

4/00
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                       Vice President and General Manager
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          04/14/00        X              10,000       A      1.875    78,667         D
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Common Stock                          04/14/00        X              70,000       A      2.11    148,667         D
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Common Stock                          04/14/00        X               5,000       A      2.11    153,667         D
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Common Stock                          04/14/00        X              80,000       A      1.40    233,667         D
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Common Stock                          04/14/00        X              15,000       A       .788   248,667         D
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Common Stock                          04/14/00        X              20,000       A      5.99    269,500         D
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Common Stock                          04/14/00        X              70,000       A      1.51    339,500         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly


FORM 4 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Common Stock Options                                                            Common
(right to buy)       1.51    4/14/00   M              70,000  3/15/00  3/15/08  Stock    70,000           -0-        D
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Common Stock Options                                                            Common
(right to buy)       1.875   4/14/00   M              10,000  5/8/98   11/8/06  Stock    10,000           -0-        D
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Common Stock Options                                                            Common
(right to buy)       2.11    4/14/00   M              70,000  1/9/99   1/9/06   Stock    70,000           -0-        D
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Common Stock Options                                                            Common
(right to buy)       2.11    4/14/00   M               5,000  1/9/96   1/9/06   Stock     5,000           -0-        D
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Common Stock Options                                                            Common
(right to buy)       1.40    4/14/00   M              80,000  4/23/99  10/23/07 Stock    80,000           -0-        D
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Common Stock Options                                                            Common
(right to buy)        .788   4/14/00   M              15,000  10/23/99 10/23/07 Stock    15,000           -0-        D
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Common Stock Options                                                            Common
(right to buy)       5.99    4/14/00   M              20,833  (1)      11/8/04  Stock    20,833           -0-        D
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Explanation of Responses:

(1) Exercisable as to 1/36th of the underlying common shares on 12/8/99 and on the twenty-eighth (8th) day of every month thereafter provided that as of each such date, the holder is an Officer of the Company



          /s/ W. Bradford Browning                             May 4, 2000
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            W. Bradford Browning
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.